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                                                                   EXHIBIT 10.25

                             INFORMATICA CORPORATION

                        SEPARATION AGREEMENT AND RELEASE

      This Separation Agreement and Release ("Agreement") is made by and between Informatica Corporation (the "Company"), and Gaurav S. Dhillon ("Executive") (jointly referred to as the "Parties").

      WHEREAS, Executive was employed by the Company as its President and Chief Executive Officer ("CEO");

      WHEREAS, Executive served as a member of the Company's Board of Directors;

      WHEREAS, the Company and Executive entered into an Employee Proprietary Information and Inventions Agreement (the "Confidentiality Agreement");

      WHEREAS, the Company and Executive have entered into Stock Option Agreements dated March 18, 1997, February 12, 1998, February 5, 1999, February 16, 2000, March 11, 2001, March 18, 2002, and May 8, 2003, granting Executive the option to purchase shares of the Company's common stock subject to the terms and conditions of the Company's 1999 Stock Incentive Plan and the Stock Option Agreement (the "Stock Option Agreements");

      WHEREAS, the Executive wishes to resign his employment with the Company, and his position as Director of the Company, and the Company and Executive wish to provide for Executive's orderly transition from the position of President, CEO, and member of the Company's Board of Directors; WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Executive may have against the Company, including, but not limited to, any and all claims arising or in any way related to Executive's employment with or employment separation from the Company;

      NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

      1. Resignation. The Parties agree that Executive will voluntarily resign from his current position as President and CEO effective July 19, 2004 (the "Separation Date"). In addition, Executive resigns his position as a member of the Company's Board of Directors, and all other positions as board member, officer or employee of the Company, or any of its affiliates or subsidiaries. Executive will cooperate in filing the necessary forms indicating such resignation with any governmental agency or body that may require such a filing, or as the Company may otherwise deem necessary. Upon the resignation from Executive's position as CEO, Executive's employment with the Company shall cease and Executive will no longer have the responsibilities or authority of
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that position and will not exercise any such responsibilities or authority in connection with such position.

      2. Consideration. As consideration for Executive entering into this Agreement, the Company agrees to provide Executive with the following benefits:

            (a) Salary Continuation. The Company agrees to pay Executive at the rate of Twenty-Two Thousand Nine Hundred Sixteen Dollars And Sixty-Seven Cents ($22,916.67) per month, less applicable withholding, representing Executive's regular salary, for twelve (12) months from the first regular payroll date following the Separation Date (the "Payment Period"), in accordance with the Company's regular payroll practices, for a total of Two Hundred Seventy-Five Thousand Dollars ($275,000). During the Payment Period, Executive will not be entitled to accrual of any additional compensation, including, but not limited to, vacation benefits or bonuses.

            (b) Lump-Sum Bonus Payment. The Company agrees to pay Executive a lump-sum target bonus payment of Two Hundred Seventy-Five Thousand Dollars ($275,000), less applicable withholding. This payment will be made to Executive on January 3, 2005.

            (c) COBRA Reimbursement. Executive's health insurance benefits will cease as of July 31, 2004, subject to Executive's right to continue his health insurance under COBRA. The Company agrees that in the event Executive elects COBRA continuation coverage, the Company shall pay any COBRA premiums for a period not to exceed twelve (12) months, unless Executive obtains comparable coverage with a new employer prior to the expiration of said twelve (12) months (in which event Executive shall immediately notify Company of said event).

            (d) Stock Option Vesting. The Parties agree that for purposes of determining the number of shares of the Company's common stock which Executive is entitled to purchase from the Company, pursuant to the exercise of outstanding options, the Executive will be considered to have vested only up to the Separation Date. Notwithstanding, the Parties agree that for purposes of determining the number of shares of the Company's common stock which Executive is entitled to purchase from the Company pursuant to the exercise of outstanding options, the Executive shall, as of the Separation Date, be vested as to that number of option shares as to which Executive would have been vested under the Stock Option Agreements had Executive remained employed with the Company an additional twelve (12) months following the Separation Date (through and including July 19, 2005) (collectively, the "Vested Option Shares"). Executive acknowledges that as of the Separation Date, he will have vested in One Million Six Hundred Sixty-Five Thousand, Eight Hundred Eighty-Nine (1,665,889) options (which includes the additional twelve months of vesting described in the preceding sentence) and no more. To the extent option shares are not vested on the Separation Date, they shall be immediately forfeited back to the Company's Stock Option Plan upon the Separation Date. The exercise of any vested stock options shall continue to be subject to the terms and conditions of the Stock Agreements, except that with respect to Vested Option Shares that were initially granted to Executive after January 1, 2000, all such Vested Option Shares will remain exercisable until twelve (12) months following the Separation Date. With respect to Vested Option Shares initially granted to Executive on or prior to January 1, 2000, following the Separation Date, Executive shall have, as specified in his Stock Option Agreements, three (3) months to exercise said

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Vested Option Shares, and such Vested Option Shares will expire on such date if not previously exercised. Notwithstanding the preceding sentence, in no event may Executive exercise a stock option after the expiration of the maximum term stated in the applicable Stock Option Agreements.

      3. Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation and any and all other benefits due to Executive as of the Separation Date, once the payments in
Section 2 above have been made.

      4. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Executive and the Company. Executive shall return all of the Company's property, including all computer equipment, and confidential and proprietary information in his possession to the Company upon the Effective Date of this Agreement.

      5. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its officers, managers, supervisors, agents and employees. Except as provided in Paragraph 17 below, Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

            (a) any and all claims relating to or arising from Executive's employment relationship with the Company, and the termination of that relationship;

            (b) any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

            (c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;

            (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991,


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the Age Discrimination in Employment Act of 1967, the Americans with
Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, and the California Labor Code;

            (e) any and all claims for violation of the federal, or any state, constitution;

            (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

            (g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

            (h)   any and all claims for attorneys' fees and costs.

      The Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

      Executive acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover and cease the benefits provided to Executive under this Agreement.

      6. Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Executive and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      Executive and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

      7. No Pending or Future Lawsuits. The Parties represent that they have no lawsuits, claims, or actions pending in their name, or on behalf of any other person or entity, against the other party or any other person or entity referred to herein. The Parties also represents that they do not intend to bring any claims on their own behalf or on behalf of any other person or entity against the other party or any other person or entity referred to herein.

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      8.    Confidentiality. The Parties acknowledge that their agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. The Parties hereto agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, the consideration for this Agreement, and any allegations relating to the Company or Executive's employment with the Company except as otherwise provided for in this Agreement (hereinafter collectively referred to as "Settlement Information"). The Parties agree to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agree that there will be no publicity, directly or indirectly, concerning any Settlement Information, except as required by law. The Parties agree to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information. Not withstanding the foregoing, the Parties agree that nothing in this Agreement shall restrict the Company from complying with its obligations under applicable law, including its disclosure obligations under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1943, as amended, and the rules and regulations of any applicable exchange, even if complying with such disclosure obligations would otherwise violate the provisions of this paragraph (and the provisions of this Agreement, generally). The Parties agree that if a party proves that the other party breached this confidentiality provision, it shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys' fees associated with the enforcement action without regard to whether the actual damages can be established from the breach.

      9. No Cooperation. Each Party agrees it will not act in any manner that might damage the other party. The Parties agree that they will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other party and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. The Parties further agree both to immediately notify the other party upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the other party.

      10. Cooperation with the Company. Executive agrees to cooperate fully with the Company, including but not limited to, responding to reasonable requests from the Company's Board of Directors, Chief Executive Officer, Chief Financial Officer, or the Company's legal counsel in connection with any and all existing or future litigation or procedures to perfect the Company's intellectual property rights. The Executive also agrees to furnish upon reasonable request, information necessary in order to assist the Company in meeting the Company's reporting requirements and Executive's continuing Section 16 reporting obligations on a timely manner and as prescribed by the then current SEC and/or applicable exchange rules. Executive understands that he remains subject to any SEC and exchange prohibitions on insider trading even after the Separation Date.

      11. Non-Disparagement. The Company agrees that its then-current executive officers and members of the Board of Directors will refrain from any disparagement, criticism, defamation, slander of Executive, or tortious interference with the contracts and relationships of Executive for so


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long as they are employees or Directors of the Company. Executive agrees to refrain from any disparagement, criticism, defamation, slander of the Company or its employees, or tortious interference with the contracts and relationships of the Company. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

      12. Non-Solicitation. In consideration for the benefits Executive is to receive herein, Executive agrees that he will not, at any time during the twelve months following the Separation Date, directly or indirectly cause any other individual or entity to directly solicit any individuals to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees. The foregoing restrictions will not apply to any general advertisements or solicitations that are published in a publicly available medium.

      13. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

      14. No Knowledge of Wrongdoing. Executive represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or other present or former Company employees.

      15. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Executive under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Executive's failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys' fees.

      16. Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

      17. Indemnification. Each party agrees to indemnify and hold harmless the other party from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys' fees or expenses incurred by the non-breaching party arising out of the breach of this Agreement by the other party, or from any false representation made herein by the other party, or from any action or proceeding which may be commenced, prosecuted or threatened by the other party or for that party's benefit, upon that party's initiative, or with that party's aid or approval, contrary to the provisions of this Agreement. Each party further agrees that in any such action or proceeding,


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this Agreement may be pled by a party as a complete defense, or may be asserted by way of counterclaim or cross-claim. Further, Executive shall be entitled to indemnification, in accordance with the applicable provisions of the Company's articles of incorporation and bylaws or any indemnification agreement between Executive and the Company (or, if greater indemnification rights are provided thereby, to the fullest extent allowed by law), against expense, liability and loss that Executive may incur by reason of any action, suit or proceeding arising from or relating to the performance of Executive's duties as an officer or director of the Company or any of its subsidiaries.

      18. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Mateo County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Code of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys' fees and costs. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement and the Confidentiality Agreement.

      19. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

      20. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

      21. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

      22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive's relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Executive's relationship with the Company, with the exception of the Confidentiality Agreement , any indemnification agreement between Executive and the Company, and the Stock Option Agreements.

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      23.   No Waiver. The failure of either party to insist upon the
performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

      24. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Chief Financial Officer of the Company.

      25. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Executive hereby consents to personal and exclusive jurisdiction and venue in the State of California.

      26. Effective Date. This Agreement is effective after it has been signed by both parties.

      27. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

      28. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

            (a)   They have read this Agreement;

            (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

            (c) They understand the terms and consequences of this Agreement and of the releases it contains; and

            (d) They are fully aware of the legal and binding effect of this Agreement.

      IN WITNESS WHEREOF, the Parties have executed this Agreement.

                                       INFORMATICA CORPORATION

Dated: July 20, 2004                   By /s/ DAVID W. PIDWELL
      -----------------------------       --------------------------------------
                                          David W. Pidwell
                                          Chairman of the Compensation Committee
                                          Member of the Informatica Board of
                                          Directors


                                       Gaurav S. Dhillon, an individual

Dated: July 21, 2004                   By /s/ GAURAV S. DHILLON
       ----------------------------       --------------------------------------
                                          Gaurav S. Dhillon


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